EXHIBIT 99.1

CONSENT OF INDEPENDENT VALUATION EXPERT

We hereby consent to the reference to our name and description of our role in the valuation process of the real estate properties of Steadfast Apartment REIT III, Inc. (the “Company”) referred to in Supplement No. 7 dated October 12, 2018, to the Company’s prospectus contained in the Company’s Registration Statement (Post-Effective Amendment No. 13 to Form S-11, File No. 333-207952). In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

October 12, 2018	CBRE Capital Advisors, Inc.

	By:	/s/ Alexander Virtue
	Name:	Alexander Virtue
	Title:	Senior Managing Director